Rule:  424(b)(3)
                                                            File No:  333-37231

                PRICING SUPPLEMENT NO. 3 DATED DECEMBER 19, 1997
              (To Prospectus Supplement dated November 10, 1997 and
                       Prospectus dated October 24, 1997)

                           FLEET FINANCIAL GROUP, INC.
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                 FIXED RATE NOTE

                    Series L (Senior) [] Series M (Subordinated) [X]

PRINCIPAL AMOUNT:   $25,000,000.00    CUSIP Number:         33900T AN 8

PRICE TO PUBLIC:    See below         ORIGINAL ISSUE DISCOUNT (OID) NOTE:       [ ] Yes      [X] No
                                      Total Amount of OID:
NET PROCEEDS:       98.25%            Yield to Maturity:
                                      Initial Accrual Period OID:
TRADE DATE:         12/19/97
                                      IF OTHER THAN USD:
ISSUE DATE:         1/8/98            Specified Currency:
                                      Authorized Denominations:
MATURITY DATE:      1/8/13            Option to Receive Payments
                                           in Specified Currency:               [ ] Yes       [ ] No
                                      Place of Payment:
INTEREST RATE:      7.00% per annum

INTEREST PAYMENT DATES: Semi Annually on the 8th of July and January commencing July 8, 1998

RECORD DATES:                       The 23rd of June and December

AGENT:                              Salomon Smith Barney
                                    AGENT'S CAPACITY:  [X] As Principal              []   As Agent
REDEMPTION:
  [ ]       The Notes may not be redeemed prior to maturity.

  [X]       The Notes may be redeemed prior to maturity.

            TERMS OF REDEMPTION:
            The Notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring on January 8, 2002 and each Interest Payment Date occurring in July or January thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 New York business days' prior notice.

ADDITIONAL TERMS:
The Notes may be sold at varying prices related to prevailing market conditions.

SUBORDINATION:
The Notes will be unsecured and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Indenture dated as of October 1, 1992, between the Company and The First National Bank of Chicago, as trustee, as amended by a First Supplemental Indenture dated as of November 30, 1992 (such indenture, as amended, the "Subordinated Indenture"), to all Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture) of the Company. The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness or Other Financial Obligations that may be issued or entered into by the Company. As of September 30, 1997, Senior Indebtedness and Other Financial Obligations of the Company aggregated approximately $1.9 billion (holding company only). In addition, because the Company is a holding company, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including depositors.